EXHIBIT 10a

VERIZON COMMUNICATIONS INC. SHORT-TERM INCENTIVE PLAN
(Effective January 1, 2019)
Article 1. Effective Date, Objectives, and Duration
1.1 Effective Date. Verizon Communications Inc., a Delaware corporation (the “Company”), hereby adopts this Verizon Communications Inc. Short-Term Incentive Plan (the “Plan”) effective as of January 1, 2019 (the “Effective Date”). The Company previously maintained a Short-Term Incentive Plan which was last amended and restated, and approved by the Company’s shareholders, in 2009 (the “Prior Plan”). The Prior Plan was terminated effective as of January 1, 2019; provided that such termination has no impact on awards granted under the Prior Plan prior to that date (i.e., Prior Plan awards with respect to performance periods ending on or before December 31, 2018).

1.2 Objectives of the Plan.     The primary objective of the Plan is to facilitate the Company’s ability to achieve its short-term financial and operating goals by offering selected Employees annual incentives tied to performance.

1.3 Duration of the Plan.     The Plan shall commence on the Effective Date and shall remain in effect until terminated by the Committee.
Article 2. Definitions
Whenever the following terms are used in the Plan, with their initial letter(s) capitalized, they shall have the meanings set forth below:

2.1	“Award” means an award described in Article 5 hereof.
2.2
“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as amended from time to time, or any successor rule.

2.3	“Board” or “Board of Directors” means the Board of Directors of the Company.
2.4
“Change in Control” means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

(a)
Any Person becomes a Beneficial Owner of shares of one or more classes of stock of the Company representing twenty percent (20%) or more of the total voting power of the Company’s then outstanding voting stock; or

(b)	The Company and any Person consummate a merger, consolidation, reorganization, or other business combination; or
(c)	The Board adopts resolutions authorizing the liquidation or dissolution, or sale to any Person of all or substantially all of the assets, of the Company.
Notwithstanding the provisions of Section 2.4(a), (b), and (c) hereof, a Change in Control shall not occur if:

(i)
The Company’s voting stock outstanding immediately before the consummation of the transaction will represent no less than forty-five percent (45%) of the combined voting power entitled to vote for the election of directors of the surviving parent corporation immediately following the consummation of the transaction; and

(ii)	Members of the Incumbent Board will constitute at least one-half of the board of directors of the surviving parent corporation; and
(iii)	The Chief Executive Officer or co-Chief Executive Officer of the Company will be the chief executive officer or co-chief executive officer of the surviving parent corporation; and
(iv)	The headquarters of the surviving parent corporation will be located in New York, New York.

For the purposes of this Section 2.4, “Person” means any corporation, partnership, firm, joint venture, association, individual, trust, or other entity, but does not include the Company or any of its wholly-owned or majority-owned subsidiaries, employee benefit plans, or related trusts; and “Incumbent Board” means those persons who either (A) have been members of the Board of Directors of the Company since January 1, 2019, or (B) are new Directors whose election by the Board of Directors or nomination for election by the shareholders of the Company was approved by a vote of at least three-fourths of the members of the Incumbent Board then in office who either were Directors described in clause (A) hereof or whose election or nomination for election was previously so approved, but shall not include any Director elected as a result of an actual or threatened solicitation of proxies by any Person.

2.5	“Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.6
“Committee” means the Human Resources Committee of the Board or any other committee appointed by the Board to administer the Plan and Awards to Participants hereunder, as specified in Article 3 hereof.

2.7	“Company” means Verizon Communications Inc., a Delaware corporation, and any successor thereto as provided in Article 12 hereof.
2.8	“Director” means any individual who is a member of the Board.
2.9	“Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.
2.10	“Employee” means any employee of the Company or of a Subsidiary. Directors who are employed by the Company or by a Subsidiary shall be considered Employees under the Plan.
2.11	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.
2.12	“Insider” means an individual who is, on the relevant date, subject to the reporting requirements of Section 16(a) of the Exchange Act.
2.13	“Participant” means an Employee at the senior management level who has been selected to receive an Award or who holds an outstanding Award.
2.14	“Plan” means the Verizon Communications Inc. Short-Term Incentive Plan, as set forth herein and as it may be amended from time to time.
2.15	“Plan Year” means the calendar year.
2.16
“Subsidiary” means (a) a corporation, partnership, joint venture, or other entity in which the Company has an ownership interest of at least fifty percent (50%), and (b) a corporation, partnership, joint venture, or other entity in which the Company holds an ownership interest of less than fifty percent (50%) but which, in the discretion of the Committee, is treated as a Subsidiary for purposes of the Plan.

Article 3. Administration
3.1 General.     Except as otherwise determined by the Board in its discretion, the Plan shall be administered by the Committee, which shall consist exclusively of two (2) or more nonemployee directors within the meaning of the rules promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. The Committee shall have the authority to delegate administrative duties to officers or Directors of the Company; provided that the Committee may not delegate its authority with respect to non-ministerial actions with respect to Insiders.

3.2 Authority of the Committee.     Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions hereof, the Committee in its discretion shall select the Employees who participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards; waive any Award terms; construe and interpret the Plan and any Award, document, or instrument issued under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 9 hereof) amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan.

3.3 Decisions Binding.     All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive and binding on all persons, including the Company, its shareholders, Directors, Employees, Participants, and their estates and beneficiaries.
Article 4. Eligibility and Participation
4.1 Eligibility.   All Employees at the senior management level, as determined by the Committee, are eligible to participate in the Plan if selected for participation by the Committee.

4.2 Actual Participation.     Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees those to whom Awards shall be granted and shall determine the nature and amount of each Award. The Committee need not grant Awards to all Eligible Employees.
Article 5. Awards
5.1 Grant of Awards.   Awards under the Plan are cash bonus opportunities.  All Awards under the Plan shall be granted upon terms approved by the Committee which may include, without limitation, the performance goal(s) applicable to Awards and the methodology or other factors for determining the amount (if any) payable with respect to the Award if the Award is earned and payable in accordance with its terms and the terms of the Plan. Each Award shall relate to a designated Plan Year.

5.2 Payment.     (a) Unless otherwise determined by the Committee, in its discretion, a Participant shall have no right to receive a payment under an Award, and in no event shall the Award be considered earned by the Participant, for a Plan Year unless the Participant is employed by the Company or a Subsidiary at all times during the Plan Year.

(b) The Committee may, in its discretion, authorize payment to a Participant of less than the Participant’s maximum Award and may provide that a Participant shall not receive any payment with respect to an Award. In exercising its discretion, the Committee shall take into account such factors as it considers appropriate. The Committee’s decision shall be final and binding upon any person claiming a right to a payment under the Plan.

(c) Payments of Awards shall be in cash and shall be made on a date prescribed by the Committee, unless the Participant has elected to defer, subject to Section 409A of the Code, payment in accordance with the rules and regulations of the deferral plan in which the Participant is eligible for. To the extent that an Award is payable and the payment has not been so deferred, in no event shall the Award payment be made later than March 15 following the Plan Year to which the Award relates.
Article 6. Deferrals
The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash that would otherwise be due to such Participant in connection with any Awards. If any such deferral is required or permitted, it shall be in accordance with the rules and regulations of the deferral plan for which the Participant is eligible or, if no such plan exists, in accordance with the rules and regulations established by the Committee. In addition, a deferral election shall be effective only if it complies with Section 409A of the Code.
Article 7. No Right to Employment or Participation
7.1 Employment.     The Plan shall not interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any Participant’s employment at any time, and the Plan shall not confer upon any Participant the right to continue in the employ of the Company or of any Subsidiary.

7.2 Participation.     No Employee shall have the right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.
Article 8. Change in Control
(a) Notwithstanding any contrary terms, conditions, or provisions of the Plan or any Award, upon a Change in Control, all then-outstanding Awards (determined on the basis of the assumption that the relevant performance targets have been achieved) under the Plan shall become immediately nonforfeitable and payable at the normal payment date established by the Committee before the Change in Control, and any provision requiring a Participant to be employed on the last day of the Plan Year in order to receive an Award shall be waived. If the Participant’s Award is based on a performance percentage, his Award for the Plan Year in which a Change in Control occurs and for any earlier Plan Year for which the Participant’s Award has not been determined at the time the Change in Control occurs shall be determined by using a performance percentage that is not less than the Participant’s target Award under the Plan for the Plan Year immediately preceding the year in which the Change in Control occurs.

(b) Upon or after a Change in Control, the Committee may not under any circumstances change any determination of the basis on which any previously granted Awards shall be measured or paid or change any other terms, conditions or provisions affecting any previously granted Awards, if the change would reduce or adversely affect the Award or the Participant’s rights thereto.
Article 9. Amendment, Modification, and Termination
9.1 Amendment, Modification, and Termination.     Subject to Article 8 and Section 9.2, the Committee may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part.

9.2 Certain Extraordinary or Nonrecurring Events.     The Committee may make adjustments in the terms and conditions of, the criteria under, the applicable targets or goals included in, or the methodology for determining performance against the applicable targets or goals under, Awards to mitigate the impact of or to include the impact of significant, material, unusual or nonrecurring items, extraordinary events not foreseen at the time the targets were set, changes in applicable law, regulation or accounting principles or other circumstances determined by the Committee. In exercising its discretion, the Committee shall take into account such factors as it considers appropriate. The Committee’s decision shall be final and binding upon any person claiming a right to a payment under the Plan.
Article 10. Withholding
The Company and its Subsidiaries shall have the power and the right to deduct or withhold, or to require a Participant to remit to the Company or to a Subsidiary, an amount that the Company or a Subsidiary reasonably determines to be required to comply with federal, state, local, or foreign tax withholding requirements.
Article 11. Clawback Policy and Other Policies
The Awards granted under the Plan are subject to the terms of any Company recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law and any other policy of the Company that applies to Awards, as they may be in effect from time to time.

Article 12. Successors
All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
Article 13. Legal Construction
13.1 Gender and Number; Captions.     Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; any feminine term used herein also shall include the masculine; and the plural shall include the singular and the singular shall include the plural. Captions and headings are given to the articles, sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

13.2 Severability.     If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

13.3 Requirements of Law.     The granting of Awards shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies as may be required. In addition, the Plan and all Awards will be interpreted and construed to avoid any tax, penalty or interest under Section 409A of the Code. The Committee, in its reasonable discretion, may amend the Plan (including retroactively) in any manner to conform with Section 409A. Except for the Company’s obligation to withhold taxes, the Company will have no obligation relating to any tax or penalty applicable to any person as a result of participation in the Plan.

13.4 Non-Exclusivity of Plan.     Nothing in the Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation under any other plan or authority.

13.5 Governing Law.     The Plan and all Awards shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to the legislative or judicial conflict of laws rules of any state), except to the extent superseded by federal law.

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